Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

RAYMOND SMITH, Individually and on
Behalf of All Others Similarly Situated,
Plaintiff,
v.
MONOTYPE IMAGING HOLDINGS INC., PAMELA F. LENEHAN, SCOTT E. LANDERS, DR. ROGER J. HEINEN, JR., DENISE F. WARREN, TIMOTHY B. YEATON, PETER J. SIMONE, EILEEN CAMPBELL, and GAY WARREN GADDIS,
Defendants.

)
)
)
)
)	Case No.
)
)	CLASS ACTION COMPLAINT FOR
)	VIOLATIONS OF SECTIONS 14(a) AND
)	20(a) OF THE SECURITIES
)	EXCHANGE ACT OF 1934
)
)	JURY TRIAL DEMANDED
)
)
)
)
)
)
)

Plaintiff Raymond Smith (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.     This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of Monotype Imaging Holdings Inc. (“Monotype” or the “Company”) against the Company and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants” and, together with Monotype, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. § 240.14a-9, and Regulation G, 17 C.F.R. § 244.100, in connection with the proposed merger (the “Proposed Transaction”) between Monotype and HGGC, LLC (“HGGC”).

2.     On July 25, 2019, the Board caused the Company to enter into an agreement and plan of merger (“Merger Agreement”), pursuant to which the Company’s shareholders stand to receive $19.85 in cash for each share of Monotype stock they own (the “Merger Consideration”).

3.     On August 26, 2019, in order to convince Monotype shareholders to vote in favor of the Proposed Transaction, the Board authorized the filing of a materially incomplete and misleading Form PREM14A Preliminary Proxy Statement with the Securities and Exchange Commission (“SEC”), in violation of Sections 14(a) and 20(a) of the Exchange Act. The materially incomplete and misleading preliminary proxy violates both Regulation G (17 C.F.R. § 244.100) and SEC Rule 14a-9 (17 C.F.R. § 240.14a-9), each of which constitutes a violation of Sections 14(a) and 20(a) of the Exchange Act. On September 9, 2019, the Company filed a Form DEFM14A Definitive Proxy Statement (the “Proxy”) that did not correct the materially incomplete and misleading nature of the preliminary proxy. The Board has scheduled a special meeting of the Company’s shareholders on October 9, 2019 to vote on the Proposed Transaction.

4.     While touting the fairness of the Merger Consideration to the Company’s shareholders in the Proxy, Defendants have failed to disclose certain material information that is necessary for shareholders to properly assess the fairness of the Proposed Transaction, thereby violating SEC rules and regulations and rendering certain statements in the Proxy materially incomplete and misleading.

5.     In particular, the Proxy contains materially incomplete and misleading information concerning: (i) the financial projections for the Company that were prepared by the Company and relied on by Defendants in recommending that Monotype shareholders vote in favor of the Proposed Transaction; and (ii) the summary of certain valuation analyses conducted by Monotype’s financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”) in support of its opinion that the Merger Consideration is fair to shareholders, on which the Board relied.

6.     It is imperative that the material information that has been omitted from the Proxy is disclosed prior to the forthcoming vote to allow the Company’s shareholders to make an informed decision regarding the Proposed Transaction.

7.     For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Defendants for violations of Sections 14(a) and 20(a) of the Exchange Act, based on Defendants’ violation of: (i) Regulation G (17 C.F.R. § 244.100); and (ii) Rule 14a-9 (17 C.F.R. § 240.14a-9). Plaintiff seeks to enjoin Defendants from holding the shareholder vote on the Proposed Transaction and taking any steps to consummate the Proposed Transaction unless, and until, the material information discussed below is disclosed to Monotype shareholders sufficiently in advance of the vote on the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

8.     This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(a) and 20(a) of the Exchange Act.

9.     Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

10.     Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Monotype is incorporated in this District.

PARTIES

11.     Plaintiff is, and at all relevant times has been, a holder of Monotype common stock.

12.     Defendant Monotype is incorporated in Delaware and maintains its principal executive offices at 600 Unicorn Park Drive, Woburn, Massachusetts 01801. The Company’s common stock trades on the NASDAQ under the ticker symbol “TYPE.”

13.     Individual Defendant Pamela F. Lenehan is Monotype’s Chairman and has been a director of Monotype since September 2006.

14.     Individual Defendant Scott E. Landers is Monotype’s President and Chief Executive Officer and has been a director of Monotype since January 2016.

15.     Individual Defendant Dr. Roger J. Heinen, Jr. has been a director of Monotype since September 2006.

16.     Individual Defendant Denise F. Warren has been a director of Monotype since April 2018.

17.     Individual Defendant Timothy B. Yeaton has been a director of Monotype since July 2012.

18.     Individual Defendant Peter J. Simone has been a director of Monotype since March 2006.

19.     Individual Defendant Eileen Campbell has been a director of Monotype since April 2018.

20.     Individual Defendant Gay Warren Gaddis has been a director of Monotype since February 2014.

21.     The Individual Defendants referred to in paragraphs 13-20 are collectively referred to herein as the “Individual Defendants” and/or the “Board.”

CLASS ACTION ALLEGATIONS

22.     Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of himself and the other public shareholders of Monotype (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

23.     This action is properly maintainable as a class action because:

a.     The Class is so numerous that joinder of all members is impracticable. As of August 23, 2019, there were approximately 42,000,000 shares of Monotype common stock outstanding, held by hundreds of individuals and entities scattered throughout the country. The actual number of public shareholders of Monotype will be ascertained through discovery;

b.     There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)

whether Defendants disclosed material information that includes non-GAAP financial measures without providing a reconciliation of the same non-GAAP financial measures to their most directly comparable GAAP equivalent in violation of Section 14(a) of the Exchange Act;

ii)	whether Defendants have misrepresented or omitted material information concerning the Proposed Transaction in the Proxy in violation of Section 14(a) of the Exchange Act;

iii)	whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iv)

whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to vote their shares regarding the Proposed Transaction based on the materially incomplete and misleading Proxy.

c.     Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d.     Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e.     The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

f.     Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g.     A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

I.	The Proposed Transaction

24.     Monotype is a global provider of design assets, technology and expertise for creative minds and content creators across the globe. The Company supports people from global enterprise organizations to agencies to individual designers, by providing them solutions that drive brand expression, technology that cultivates meaningful engagement with customers, and expertise that drives better design and improved marketing outcomes. Monotype is organized into two business operation areas: Creative Professional and OEM. The Creative Professional business offers solutions that include type intellectual property, enterprise software for visual content marketing and custom type design services. The OEM business provides software technology and type intellectual property solutions to device manufactures and independent software vendors, that creates a consistent user experience across an array of digital devices and display applications.

25.     On July 26, 2019, Monotype and HGGC issued a joint press release announcing the Proposed Transaction, which states in pertinent part:

WOBURN, Mass. & PALO ALTO, Calif.—(BUSINESS WIRE)— Monotype Imaging Holdings Inc. (Nasdaq: TYPE) today announced that it has entered into a definitive agreement under which HGGC, a leading middle market private equity firm, will acquire all outstanding shares of Monotype common stock for $19.85 per share in cash, representing an aggregate equity value of approximately $825 million.

The $19.85 per share cash consideration represents a premium of approximately 23% to Monotype’s closing share price on July 25, 2019, the last full trading day before today’s announcement. The transaction, which was unanimously approved by Monotype’s Board of Directors, is expected to close in the fourth quarter of 2019. Following completion of the transaction, Monotype expects it will remain headquartered in Woburn, MA.

Pamela Lenehan, Chair of the Monotype Board of Directors, said, “We are pleased to reach this agreement with HGGC, which enables our shareholders to realize immediate value at a significant premium for their shares. This transaction is clear recognition of the tremendous value and reputation that Monotype has built.”

Scott Landers, President and Chief Executive Officer, said, “Over the last several years, Monotype has strategically shifted its business from primarily serving a small group of OEM manufacturers to one that addresses the needs of thousands of brands and millions of creative professionals worldwide. As a private company, we will have the financial support and added flexibility to invest in ways that deliver more value and improve the overall experience for our customers. This transaction is a testament to our talented employees and their dedication to serving our customers, and we look forward to partnering with HGGC as we continue helping customers maximize their customer engagement in today’s digital, mobile and global landscape.”

Rich Lawson, CEO and Co-Founder at HGGC, commented, “We have been impressed with the quality and expertise of the Monotype team led by Scott, whose relentless commitment to customers has helped brands realize their full identity and express it to the world. We look forward to working together to help advance Monotype’s strategy and continue delivering the products and services that allow for brand expression and differentiation.”

“We are honored to partner with Monotype, a proven innovator that is continually pushing the boundaries with next-generation font technology and creative customer-centric solutions,” said David Chung, Executive Director at HGGC. “As a private company, Monotype will be well positioned to fully leverage its world-class intellectual property and design capabilities to generate growth and become a greater resource to thousands of customers around the world,” added Bill Conrad, Principal at HGGC.

Transaction Details

Under the terms of the merger agreement, Monotype’s Board of Directors, with the assistance of its financial advisor, will conduct a 30-day “go-shop” process following the date of the announcement of the merger agreement, during which it will actively initiate, solicit, encourage and evaluate alternative acquisition proposals, and potentially enter into negotiations with any parties that offer alternative acquisition proposals. Monotype will have the right to terminate the merger agreement to accept a superior proposal, subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” process will result in a superior proposal or that any other transaction will be approved or completed, and Monotype does not intend to disclose developments with respect to the solicitation process unless and until its Board of Directors makes a determination requiring further disclosure.

The proposed transaction is subject to, among other customary closing conditions, approval by the holders of a majority of the shares of Monotype common stock, the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and the receipt of all clearances, approvals and/or authorizations required by German antitrust laws. There are no financing contingencies contemplated under the terms of the merger agreement. Following completion of the transaction, Monotype will become a privately-held company and shares of Monotype’s common stock will no longer be listed on any public market. Monotype will not continue paying its quarterly dividend through transaction close.

Advisors

J.P. Morgan is serving as exclusive financial advisor to Monotype, and Goodwin Procter LLP is serving as legal counsel. Deutsche Bank Securities Inc. is serving as exclusive financial advisor to HGGC and will also be the left lead arranger on the debt financing for the transaction. Kirkland & Ellis LLP is serving as legal counsel to HGGC.

About Monotype

Monotype empowers creative minds to build and express authentic brands through design, technology and expertise. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. All other trademarks are the property of their respective owners. ©2019 Monotype Imaging Holdings Inc. All rights reserved.

About HGGC

HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Based in Palo Alto, Calif., HGGC is distinguished by its Advantaged Investing approach that enables the firm to source and acquire scalable businesses through partnerships with management teams, founders and sponsors who reinvest alongside HGGC, creating a strong alignment of interests. Over its history, HGGC has completed more than 130 platform investments, add-on acquisitions, recapitalizations and liquidity events with an aggregate transaction value of over $20 billion. More information, including a complete list of current and former portfolio companies is available at www.hggc.com.

26.     Monotype is well-positioned for financial growth and the Merger Consideration fails to adequately compensate the Company’s shareholders. It is imperative that Defendants disclose the material information they have omitted from the Proxy, discussed in detail below, so that the Company’s shareholders can properly assess the fairness of the Merger Consideration for themselves and make an informed decision concerning whether or not to vote in favor of the Proposed Transaction.

27.     If the false and/or misleading Proxy is not remedied and the Proposed Transaction is consummated, Defendants will directly and proximately have caused damages and actual economic loss (i.e., the difference between the value to be received as a result of the Proposed Transaction and the true value of their shares prior to the merger), in an amount to be determined at trial, to Plaintiff and the Class.

II.	The Materially Incomplete and Misleading Proxy

28.     On August 26, 2019, Defendants caused the preliminary proxy to be filed with the SEC in connection with the Proposed Transaction. The preliminary proxy solicits the Company’s shareholders to vote in favor of the Proposed Transaction. Defendants were obligated to carefully review the preliminary proxy before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the preliminary proxy misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to vote in favor of the Proposed Transaction, in violation of Sections 14(a) and 20(a) of the Exchange Act. On September 9, 2019, the Company filed the Proxy that did not correct the materially incomplete and misleading nature of the preliminary proxy and therefore continues to violate Sections 14(a) and 20(a) of the Exchange Act.

The Materiality of Financial Projections

29.     A company’s financial forecasts are material information a board relies on to determine whether to approve a merger transaction and recommend that shareholders vote to approve the transaction. Here, the Proxy discloses “in connection with the negotiation of the proposed merger, Company management prepared certain non-public unaudited financial forecasts regarding the Company’s projected future operations for fiscal years 2019 through 2023.” Proxy 61. The projections were provided to the Board, J.P. Morgan, and HGGC. Id.

30.     When soliciting proxies from shareholders, a company must furnish the information found in Schedule 14A (codified as 17 C.F.R. § 240.14a-101). Item 14 of Schedule 14A sets forth the information a company must disclose when soliciting proxies regarding mergers and acquisitions. In regard to financial information, companies are required to disclose “financial information required by Article 11 of Regulation S-X[●]” which includes Item 10 of Regulation S- K. See Item 14(7)(b)(11) of 17 C.F.R. § 240.14a-101.

31.     Under Item 10 of Regulation S-K, companies are encouraged to disclose “management’s projections of future economic performance that have a reasonable basis and are presented in an appropriate format.” 17 C.F.R. § 229.10(b). Although the SEC recognizes the usefulness of disclosing projected financial metrics, the SEC cautions companies to “take care to assure that the choice of items projected is not susceptible of misleading inferences through selective projection of only favorable items.” 17 C.F.R. § 229.10(b)(2).

32.     In order to facilitate investor understanding of the Company’s financial projections, the SEC provides companies with certain factors “to be considered in formulating and disclosing such projections[●]” including:

(i) When management chooses to include its projections in a Commission filing, the disclosures accompanying the projections should facilitate investor understanding of the basis for and limitations of projections. In this regard investors should be cautioned against attributing undue certainty to management’s assessment, and the Commission believes that investors would be aided by a statement indicating management’s intention regarding the furnishing of updated projections. The Commission also believes that investor understanding would be enhanced by disclosure of the assumptions which in management’s opinion are most significant to the projections or are the key factors upon which the financial results of the enterprise depend and encourages disclosure of assumptions in a manner that will provide a framework for analysis of the projection.

(ii) Management also should consider whether disclosure of the accuracy or inaccuracy of previous projections would provide investors with important insights into the limitations of projections. In this regard, consideration should be given to presenting the projections in a format that will facilitate subsequent analysis of the reasons for differences between actual and forecast results. An important benefit may arise from the systematic analysis of variances between projected and actual results on a continuing basis, since such disclosure may highlight for investors the most significant risk and profit-sensitive areas in a business operation. 17 C.F.R. § 229.10(b)(3) (emphasis added).

33.     Here, Monotype’s shareholders would clearly find complete and non-misleading financial projections material in deciding how to vote, considering that in making its recommendation that shareholders vote in favor of the Proposed Transaction, the Board specifically relied on the financial forecasts to determine that the “merger consideration was more favorable to the Company stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to the Company, including the continued operation of the Company on a standalone basis, taking into account its acquisition opportunities, strategic alternatives and financing plans on an ongoing basis[●]” Proxy 51.

34.     As discussed further below, the non-GAAP financial projections used do not provide Monotype’s shareholders with a materially complete understanding of the assumptions and key factors considered in developing the financial projections, which assumptions, factors and other inputs the Board reviewed.

The Financial Projections Relied on by the Board

35.     The Proxy discloses “in connection with the negotiation of the proposed merger, Company management prepared certain non-public unaudited financial forecasts regarding the Company’s projected future operations for fiscal years 2019 through 2023[●]” Id. at 61.

36.     The Proxy further discloses that the disclosed summary of the projections represents “selected elements of the projections, as prepared by Company management . . . .” Id. at 62.

37.     The Proxy goes on to disclose, inter alia, forecasted values for projected non-GAAP (Generally Accepted Accounting Principles) financial metrics for 2019 through 2023 for: (1) EBITDA and (2) unlevered free cash flow but fails to provide (i) the line items used to calculate these non-GAAP metrics nor (ii) a reconciliation of these non-GAAP projections to the most comparable GAAP measures. Id. at 62.

38.     The Proxy defines EBITDA as “net income or loss excluding interest, acquisition-related compensation and other non-recurring expense, taxes, stock based compensation, depreciation and amortization.” Id. at 62 n.1. Nevertheless, the Proxy fails to disclose the line items used to calculate EBITDA, rendering the use of EBITDA in the Proxy materially false and/or misleading. Id.

39.     The Proxy defines unlevered free cash flow (“UFCF”) as “EBITDA less taxes, less capital expenditures, less (increase) decrease in net working capital, less stock based compensation net of tax.” Id. at 62 n.2. Nevertheless, the Proxy fails to disclose the line items used to calculate UFCF, rendering the use of UFCF in the Proxy materially false and/or misleading. Id.

40.     Thus, the Proxy’s disclosure of these non-GAAP financial forecasts provides an incomplete and materially misleading understanding of the Company’s future financial prospects and the inputs and assumptions for which those prospects are based upon. It is clear that those inputs and assumptions were in fact forecasted and utilized in calculating the non-GAAP measures disclosed and relied on by the Board to recommend the Proposed Transaction in violation of Section 14(a) of the Exchange Act.

41.     The non-GAAP financial projections disclosed on page 62 of the Proxy violate Section 14(a) of the Exchange Act because: (i) the use of such forecasted non-GAAP financial measures alone violates SEC Regulation G as a result of Defendants’ failure to reconcile those non-GAAP measures to their closest GAAP equivalent or otherwise disclose the specific financial assumptions and inputs used to calculate the non-GAAP measures; and (ii) they violate SEC Regulation 14a-9 because they are materially misleading as without any correlation with their GAAP equivalent financial metrics, and as a result, shareholders are unable to discern the veracity of the financial projections.

42.     As such, this information must be disclosed in order to cure the materially misleading disclosures regarding both the financial projections developed by the Company as well as the projections relied upon by the Company’s financial advisors.

The Financial Projections Violate Regulation G

43.     The SEC has acknowledged that potential “misleading inferences” are exacerbated when the disclosed information contains non-GAAP financial measures1 and adopted Regulation G2 “to ensure that investors and others are not misled by the use of non-GAAP financial measures.”3

44.     Defendants must comply with Regulation G. More specifically, the company must disclose the most directly comparable GAAP financial measure and a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100. This is because the SEC believes

[1]

Non-GAAP financial measures are numerical measures of future financial performance that exclude amounts or are adjusted to effectively exclude amounts that are included in the most directly comparable GAAP measure. 17 C.F.R. § 244.101(a)(1).

[2]	Item 10 of Regulations S-K and S-B were amended to reflect the requirements of Regulation G.
[3]	SEC, Final Rule: Conditions for Use of Non-GAAP Financial Measures (Jan. 22, 2003), available at https://www.sec.gov/rules/final/33-8176.htm (“SEC, Final Rule”).

“this reconciliation will help investors . . . to better evaluate the non-GAAP financial measures . . . . [and] more accurately evaluate companies’ securities and, in turn, result in a more accurate pricing of securities.”4

45.     Moreover, the SEC has publicly stated that the use of non-GAAP financial measures can be misleading.5 Former SEC Chairwoman Mary Jo White has stated that the frequent use by publicly traded companies of unique company-specific non-GAAP financial measures (as Monotype included in the Proxy here) implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.6

[4]	SEC, Final Rule.
[5]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), available at https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secs-evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, available at http://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0.

[6]

Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), available at https://www.sec.gov/news/speech/chair- white-icgn-speech.html (emphasis added) (footnotes omitted).

46.     The SEC has required compliance with Regulation G, including reconciliation requirements in other merger transactions. Compare Youku Tudou Inc., et al., Correspondence 5 (Jan. 11, 2016) (Issuer arguing that Rule 100(d) of Regulation G does not apply to non-GAAP financials relating to a business combination),7 with Youku Tudou Inc., et al., SEC Staff Comment Letter 1 (Jan. 20, 2016) (“[The SEC] note[s] that your disclosure of projected financial information is not in response to the requirements of, or pursuant to, Item 1015 of Regulation M-A and is thus not excepted from Rule 100 of Regulation G.”);8 see Harbin Electric, Inc., Correspondence 29 (Aug. 12, 2011) (“Pursuant to the requirements of Regulation G, we have added a reconciliation of actual and projected EBIT to GAAP net income .. . . .”).9

47.     Compliance with Regulation G is mandatory under Section 14(a), and non-compliance constitutes a violation of Section 14(a). Thus, in order to bring the Proxy into compliance with Regulation G, Defendants must provide a reconciliation of the non-GAAP financial measures to their respective most comparable GAAP financial measures.

[7]	Available at https://www.sec.gov/Archives/edgar/data/1442596/000110465916089133/filename1.htm.
[8]	Available at https://www.sec.gov/Archives/edgar/data/1442596/000000000016062042/filename1.pdf.
[9]

Available at https://www.sec.gov/Archives/edgar/data/1266719/000114420411046281/ filename1.htm. See also Actel Corporation, SEC Staff Comment Letter 2 (Oct. 13, 2010) (“Opinion of Actel’s Financial Advisor, page 24 . . . This section includes non-GAAP financial measures. Please revise to provide the disclosure required by Rule 100 of Regulation G.”), available at https://www.sec.gov/Archives/edgar/data/907687/000000000010060087/filename 1.pdf. See also The Spectranetics Corp., SEC Staff Comment Letter 1 (July 18, 2017) (“Item 4. The Solicitation or Recommendation Certain Spectranetics Forecasts, page 39 . . . [P]rovide the reconciliation required under Rule 100(a) of Regulation G”), available at https://www.sec.gov/Archives/edgar/data/789132/000000000017025180/filename1.pdf. The SEC Office of Mergers and Acquisitions applied Regulation G in these transactions, which reflect the SEC’s official position. Any claim that the SEC has officially sanctioned the use of non-GAAP financial forecasts for business combinations when the Board itself created and relied on such non-GAAP forecasts to recommend a transaction such as the Proposed Transaction is incorrect. The SEC’s website provides certain unofficial guidance for certain matters, called Compliance and Disclosure Interpretations (“C&DI’s”) which through the use of Q&As reflect the views of particular SEC staff and on which certain issuers have in the past claimed an exemption from Regulation G. The SEC itself expressly disclaims C&DI’s as they are not regulations that have been reviewed by the SEC, and the SEC expressly states that they are not binding and should not be relied on. See www.sec.gov/divisions/corpfin/cfguidance.shtml.

The Financial Projections are Materially Misleading and Violate SEC Rule 14a-9

48.     In addition to the Proxy’s violation of Regulation G, the lack of reconciliation or, at the very least, the line items utilized in calculating the non-GAAP measures render the financial forecasts disclosed materially misleading as shareholders are unable to understand the differences between the non-GAAP financial measures and their respective most comparable GAAP financial measures. Nor can shareholders compare the Company’s financial prospects with similarly situated companies.

49.     Such projections are necessary to make the non-GAAP projections included in the Proxy not misleading for the reasons discussed above. Indeed, Defendants acknowledge that “non- GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.” Proxy 62.

50.     As such, financial projections are plainly material, and shareholders would clearly want a complete and non-misleading understanding of those projections.

51.    In order to cure the materially misleading nature of the projections under SEC Rule 14a-9 as a result of the omitted information on page 62, Defendants must provide a reconciliation table of the non-GAAP financial measures to the most comparable GAAP measures.

The Materially Misleading Financial Analyses

52.     The summary of the valuation methodologies utilized by J.P. Morgan, including the utilization of certain of the non-GAAP financial projections described above by J.P. Morgan, in connection with its valuation analyses, (id. at 55) is misleading in violation of Regulation 14a-

9. The opacity concerning the Company’s internal projections renders the valuation analyses described below materially incomplete and misleading, particularly as companies formulate non- GAAP metrics differently. Once a proxy discloses internal projections relied upon by the Board, those projections must be complete and accurate.

53.     With respect to J.P. Morgan’s Discounted Cash Flow Analysis, the Proxy states that J.P. Morgan performed a DCF analysis on the UFCF the Company was expected to generate during the second half of calendar year 2019 through calendar year 2023 based on management’s projections. Id. at 58. J.P. Morgan calculated a range of terminal values by applying a 2.5% - 3.5% terminal value growth rate to the Company’s UFCF. Id. The UFCF and terminal values were discounted using discount rates ranging from 8.25% to 10.25%, based on Monotype’s weighted average cost of capital. Id. at 58-59. J.P. Morgan then deducted the Company’s net debt of $11 million and divided by the Company’s fully diluted shares outstanding to derive the equity values. Id. at 59. Stock-based compensation was treated as a cash expense in the UFCF. Id. at 58.

54.     The Proxy does not disclose how much of the $37 million UFCF the Company is expected to generate in 2019 is attributable to the second half of calendar year 2019, the calculated range of terminal values, any of the inputs that went into calculating the Company’s weighted average cost of capital, nor the fully diluted shares outstanding.

55.     Since information was omitted, shareholders are unable to discern the veracity of J.P. Morgan’s discounted cash flow analysis. Without further disclosure, shareholders are unable to compare J.P. Morgan’s calculations with the Company’s financial projections. The absence of any single piece of the above information renders J.P. Morgan’s discounted cash flow analysis incomplete and misleading. Thus, the Company’s shareholders are being materially misled regarding the value of the Company.

56.     As a highly-respected professor explained in one of the most thorough law review articles regarding the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions, in a discounted cash flow analysis a banker takes management’s projections and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value . . . ” Id. (footnote omitted). As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value . . . The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions[●] Id. at 1577-78 (footnotes omitted).

57.     Therefore, in order for Monotype shareholders to become fully informed regarding the fairness of the Merger Consideration, the material omitted information must be disclosed to shareholders.

58.     In sum, the Proxy independently violates both: (i) Regulation G, which requires a presentation and reconciliation of any non-GAAP financial to their most directly comparable GAAP equivalent; and (ii) Rule 14a-9, since the material omitted information renders certain statements, discussed above, materially incomplete and misleading. As the Proxy independently contravenes the SEC rules and regulations, Defendants violated Section 14(a) and Section 20(a) of the Exchange Act by filing the Proxy to garner votes in support of the Proposed Transaction from Monotype shareholders.

59.     Absent disclosure of the foregoing material information prior to the special shareholder meeting to vote on the Proposed Transaction, Plaintiff and the other members of the Class will not be able to make a fully-informed decision regarding whether to vote in favor of the Proposed Transaction, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

60.     Further, failure to remedy the deficient Proxy and consummate the Proposed Transaction will directly and proximately cause damages and actual economic loss to shareholders (i.e. the difference between the value to be received as a result of the Proposed Transaction and the true value of their shares prior to the merger), in an amount to be determined at trial, to Plaintiff and the Class.

COUNT I

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and 17 C.F.R. § 244.100 Promulgated Thereunder)

61.     Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

62.     Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any [Proxy] or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

63.     As set forth above, the Proxy omits information required by SEC Regulation G, 17 C.F.R. § 244.100, which independently violates Section 14(a). SEC Regulation G, among other things, requires an issuer that chooses to disclose a non-GAAP measure to provide a presentation of the “most directly comparable” GAAP measure and a reconciliation “by schedule or other clearly understandable method” of the non-GAAP measure to the “most directly comparable” GAAP measure. 17 C.F.R. § 244.100(a).

64.     The failure to reconcile the non-GAAP financial measures included in the Proxy violates Regulation G and constitutes a violation of Section 14(a).

65.     As a direct and proximate result of the dissemination of the false and/or misleading Proxy Defendants used to recommend that shareholders approve the Proposed Transaction, Plaintiff and the Class will suffer damages and actual economic losses (i.e. the difference between the value they will receive as a result of the Proposed Transaction and the true value of their shares prior to the merger) in an amount to be determined at trial and are entitled to such equitable relief as the Court deems appropriate, including rescissory damages.

COUNT II

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9 Promulgated Thereunder)

66.     Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

67.     SEC Rule 14a-9 prohibits the solicitation of shareholder votes in registration statements that contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading[●]” 17 C.F.R. § 240.14a-9(a).

68.     Regulation G similarly prohibits the solicitation of shareholder votes by “mak[ing] public a non-GAAP financial measure that, taken together with the information accompanying that measure . . . contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the presentation of the non-GAAP financial measure . . . not misleading.” 17 C.F.R. § 244.100(b) (emphasis added).

69.     Defendants have issued the Proxy with the intention of soliciting shareholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Proxy, which fails to provide critical information regarding, amongst other things, the financial projections for the Company.

70.     In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as directors and/or officers, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Proxy but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

71.     The Individual Defendants knew or were negligent in not knowing that the Proxy is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

72.     The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Proxy, rendering the sections of the Proxy identified above to be materially incomplete and misleading.

73.     The Individual Defendants were, at the very least, negligent in preparing and reviewing the Proxy. The preparation of a registration statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Proxy or failing to notice the material omissions in the Proxy upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial projections.

74.     Monotype is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Proxy.

75.     The misrepresentations and omissions in the Proxy are material to Plaintiff and the Class, who will be deprived of their right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

76.     As a direct and proximate result of the dissemination of the false and/or misleading Proxy Defendants used to recommend that shareholders approve the Proposed Transaction, Plaintiff and the Class will suffer damages and actual economic losses (i.e. the difference between the value they will receive as a result of the Proposed Transaction and the true value of their shares prior to the merger) in an amount to be determined at trial and are entitled to such equitable relief as the Court deems appropriate, including rescissory damages.

COUNT III

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

77.     Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

78.     The Individual Defendants acted as controlling persons of Monotype within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors and/or officers of Monotype, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Proxy filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

79.     Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

80.     In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein and exercised the same. The Proxy at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing the Proxy.

81.     In addition, as the Proxy sets forth at length, and as described herein, that the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Proxy purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

82.     By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

83.     As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.     Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B.     Enjoining Defendants and all persons acting in concert with them from proceeding with the shareholder vote on the Proposed Transaction or consummating the Proposed Transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Proxy;

C.     Directing Defendants to account to Plaintiff and the Class for all damages sustained as a result of their wrongdoing and to award damages arising from proceeding with the Proposed Transaction;

D.     Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E.     Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: September 12, 2019

OF COUNSEL:

FARUQI & FARUQI, LLP

Nadeem Faruqi

James M. Wilson, Jr.

685 Third Avenue, 26th Floor

New York, NY 10017

Tel.: (212) 983-9330

Fax: (212) 983-9331

Email: nfaruqi@faruqilaw.com

    jwilson@faruqilaw.com

Counsel for Plaintiff

Respectfully submitted,

FARUQI & FARUQI, LLP

By: /s/ Michael Van Gorder

Michael Van Gorder (#6214)

3828 Kennett Pike, Suite 201

Wilmington, DE 19807

Tel.: (302) 482-3182

Email: mvangorder@faruqilaw.com

Counsel for Plaintiff